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TRADUCCION PUBLICA

"NEW TEXT OF THE BY-LAWS OF AUTOPISTAS DEL SOL S.A."

SECTION ONE. NAME. DOMICILE. NAME: The name of the company is "AUTOPISTAS DEL SOL S.A.", ("the "Company"). LEGAL DOMICILE: The legal domicile is in the jurisdiction of Ciudad Autonoma de Buenos Aires.

SECTION TWO. TERM OF DURATION. The Company has a term of duration of thirty years, counted as of the registration thereof with the Public Registry of Commerce (Registro Publico de Comercio) that is to say, from February 4th,1994 or as at the term of duration of the Concession Contract or the extensions thereof, if such term were longer.

SECTION THREE. PURPOSE. The exclusive purpose of the Company is the compliance with the Concession Contract of Public Work executed on September 27th, 1993 by and between the Federal Government and Dragados y Construcciones S.A., Dycasa Dragados y Construcciones Argentina S.A.I.C.I., (today named Dycasa Sociedad Anonima), Sideco Americana S.A.C.I.I.F., Impresit Girola y Lodigiani S.p.A., (today named Impregilo S.p.A.) and Iglys S.A. for the improvement, enlargement, remodelation, conservation, maintenance, operation and management of the Northern Access to the city of Buenos Aires (pursuant to paragraph B) of Exhibit I of the decree of the National Executive Branch No. 2637/92) in reliance of law No. 17,520 (pursuant to law No. 23,696), and Exhibit A of resolution of the Ministry of Economy and Public Works and Services No. 1485 dated December 30th, 1992. To comply with the purpose thereof, the Company is fully empowered to carry out the following activities: 1. CONSTRUCTION: on its own or contracting third parties, any and all class of works related to its purpose. 2. COMMERCIAL: by means of the purchase, sale, rent, import and export of any kind of property related to its purpose. 3. FINANCIAL: by means of the execution of loan agreements, whether secured or unsecured in accordance with the applicable legal requirements, to that end, the Company is authorized to create mortgages, pledges or any other kind of security interest; to act as surety, to accept, discount and/or rediscount bills of exchange, drafts and transfers, to execute contracts of banking and commercial current accounts, to issue debt either publicly or privately by the issuance of debentures or certificates or any other tradable instrument in accordance with the provisions set forth in Article VIII of the Argentine Companies Law or Law No. 23,576 and its amendment, Law No. 23,962, to carry out operations regarding its own shares or shares of third parties in the stock exchange or stock markets of the country and abroad and to perform financing transactions excluding transactions set forth in Law No. 21,526. 4. AGENCIES: by means of the exercise of representations or agencies related to the purpose thereof. The Company may acquire rights and obligations and carry out any kind of legal acts and business in relation to the compliance with its purpose.

SECTION FOUR. CAPITAL STOCK. CHARACTERISTICS. CLASSES. RIGHTS ATTACHED TO EACH CLASS. INDIVISIBILITY. Registration. AMOUNT: The capital stock is $ 175,435,000 (pesos one hundred and seventy five million four hundred and


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 thirty five thousand) represented by 175,435,000 (one hundred and seventy five million four hundred and thirty five thousand) shares of stock. CHARACTERISTICS:
The shares of stock are common, issued in book-entry form, of one peso par value each conferring the right to 1 (one ) vote and 5 (five) votes in accordance with each class. CLASSES: Shares are classified in the following classes: A, B, C, D and E. Shares of Class A, B and C are entitled to 5 (five) votes each and class D and E shares are entitled to 1 (one) vote each. Class A is formed by 51,743,226 (fifty one million seven hundred forty three thousand and two hundred and twenty six) shares of stock. Class B is formed by 7,154,637 (seven million one hundred and fifty four thousand six hundred and thirty seven) shares. Class C is formed by 26,992,137 (twenty six million nine hundred and ninety two thousand and one hundred and thirty seven) shares. Class D is formed by 52,735,000 (fifty two million seven hundred and thirty five thousand). Class E is formed by 36,810,000 (thirty six million eight hundred and ten thousand) shares. RIGHTS ATTACHED TO EACH CLASS. Classes confer the following rights:
Shares of Class A, B and C, privilege in voting, information and like rights entitling to 5 votes per share. Any and all classes confer the right to elect one or more directors in proportion to the number of votes they obtain as a whole. Class A shares confer the right to elect up to 7 (seven) directors. Class B shares confer the right to elect 1 (one) director. Class C shares confer the right to elect up to 3 (three) directors. Class D shares confer the right to elect one 1 (one) director. Class E shares confer the right to elect 1 (one) director. They also confer the pre-emptive right and right of accretion set forth in Sections Six and Nine. Holders of Class E shares assembled in a special meeting of the class, may introduce a part or all their respective Class E shares to Class D by the conversion thereof exclusively in the occasion of and for the sale or transfer of such Class E shares to a Third Party.
INDIVISIBILITY: Shares of stock are indivisible and the Company, in the event of joint ownership, may require the unification of the representation to exercise rights and comply with corporate obligations. REGISTRATION: The registration of the shares shall be carried out by Caja de Valores S.A. or any other authorized entity appointed by the Company in accordance with section 208 of the Argentine Companies Law. Third Party shall mean regarding the Company and/or the subsidiaries thereof (i) any individual other than a shareholder, director, officer or employee of the holders of Class A, B, C, or E shares of stock or any of its Affiliates, or a relative of same and/or (ii) any artificial person or entity other than an Affiliate of the holders of Class A, B, C or E shares. The term "Affiliate" shall have the meaning given in Temporary Section One.

SECTION FIVE. CAPITAL STOCK. INCREASE. CHARACTERISTICS OF THE SHARES OF STOCK. PUBLIC OFFERING. EVOLUTION. INFORMATION. INCREASE: Upon resolution of the annual meeting of shareholders capital may be increased up to five times or without any limitation thereof in accordance with the provisions of section 188 of Argentine Companies Law. The meeting of shareholders deciding such increase of capital stock may determine that it must be recorded in a public deed. The minute deciding the capital increase shall be published and registered with the competent authority. CHARACTERISTICS OF SHARES: Increases of capital stock shall be represented by common shares, issued in book-entry form, of $1 (one peso) par value each and conferring one vote per share. PUBLIC OFFERING: Pursuant to section five of the Concession Contract, a part of


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the capital increase shall be allotted to public offering. The abovementioned portion shall be such that, upon the formalization of the increase, at least 30 (thirty) per cent of the capital shall be assigned to public offering. The Company shall only ask authorization for public offering and listing of its Class D common shares, notwithstanding the administrative authorization for public offering of the aggregate capital stock necessary to that end. EVOLUTION OF CAPITAL STOCK: INFORMATION: As long as the Company is authorized to carry out the public offering of the shares thereof, the evolution of the capital stock of the Company of at least its last three fiscal years shall appear in the financial statements, in accordance with the increases of capital stock registered with the Public Registry of Commerce.

SECTION SIX. CAPITAL STOCK. SUBSCRIPTION AND PAYMENT OF CAPITAL. RIGHT OF ACCRETION AND PRE-EMPTIVE RIGHT. PROPORTION. SUBSCRIPTION AND PAYMENT OF
CAPITAL: Subscription of shares shall be carried out by means of the pertaining petition and it shall be effective solely upon the acceptance by the Board of Directors. The subscription of shares implies to know and accept the corporate by-laws and it entails the compliance with the terms and conditions thereof and with the legal provisions in force. Any and all subscription and payment of capital may be performed in the manners hereinafter mentioned, or combining two or more modalities, including without limitation, to wit: a) by means of the capitalization of reserves approved by the meeting of shareholders, excluding statutory reserves; b) by means of the capitalization of all or part of the benefits approved by the meeting; c) to pay dividends in paid-up shares; d) by means of the capitalization of an adjustment of the capital stock in accordance with the Rules of the Argentine Securities Commission (Comision Nacional de Valores); e) by means of the contribution of new capital by the issuance of shares to be paid up in cash; and/or f) by means of the issuance of paid-up shares to be delivered in full or partial payment for the acquisition of property or rights or bonds or negotiable instruments. In the event of subsections a), b) and c) the shares issued shall be delivered in proportion to the paid up value corresponding to the outstanding shares. RIGHT OF ACCRETION AND PRE-EMPTIVE RIGHT: In the event new shares are issued due to the option of the modality set forth in subsection e), shareholders enjoy the Right of Accretion and Pre-emptive Right to subscribe the new shares to be issued in proportion to their shareholding. This right may be limited or cancelled in the special cases and exceptions stipulated in section 197 of the Argentine Companies Law. The pre-emptive right and the right of accretion shall be exercised as follows: 1. Upon the authorization of the Company to the public offering system and listing of the shares thereof, holders of class A, B, and C shares can only exercise their pre-emptive rights regarding the increase of capital subscribing as many class E shares as necessary to maintain the proportion of their shareholding in the aggregate capital stock, considering to this end, exclusively, class A, B, and C shares as if they were class E shares.
2. Class E shares which were not subscribed exercising the pre-emptive right originated in shares of such class -and in class A, B, and C shares in accordance with paragraph 1 aforementioned- may be subscribed by such holders of class D shares who have exercised their pre-emptive right and have informed their intention to exercise their right of accretion. In that case, the shareholders suscribing the remaining class E shares will receive in exchange



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class D shares. 3. Class D shares shall be offered first to holders of class D shares. If shares were not fully subscribed, such remaining shares shall be offered to shareholders of other classes who have exercised their pre-emptive right and have informed their intention to exercise their right of accretion on the basis of equality of rights and in accordance with their shareholding in the capital stock. 4. Shareholders shall exercise their pre-emptive right and the right of accretion in the term set forth by section 194 of the Argentine Companies Law, or in the term decided by the meeting of shareholders, as the case may be, indicating the number of shares decided to be subscribed in accordance with the provisions set forth in section 194 first paragraph in fine of the Argentine Companies Law. The board of directors shall inform to shareholders by reliable means about the total of unsubscribed shares at the expiration of the term stipulated in section 194 of the Argentine Companies Law or the term resolved by the meeting of shareholders, as the case may be. The board of directors within a term of three (3) days shall require by reliable means to the shareholders who have decided to subscribe new shares, to do so within the term of ten days counted as of the reception of the pertaining notice and to proceed to pay them up in the terms and conditions set forth for such issuance of shares. In the case of subsection f), the issuance shall be resolved by the meeting of shareholders which agenda shall include it as a special business, mentioning specifically the purpose of the issuance and the amount thereof. In the event these by-laws were amended and the issuance of preferred shares were authorized, holders of common shares acting as sole class entitled to one vote per share shall be entitled to exercise the pre-emptive right in the new issue in proportion to the sharing ratio of each shareholder regarding the aggregate capital stock as well as the right of accretion regarding the remaining shares, if any, once the pre-emptive right has been exercised. Such right may be exercised partially or totally until they are fully subscribed

SECTION SEVEN. CAPITAL STOCK. PAID-UP CAPITAL. PAYMENT IN ARREARS. Arrears of payment of shares occurs with no need of court order or out-of-court order and by the mere expiration of the fixed term or, if there is no fixed term, by the expiration of a term of ten calendar days as of the date of notice to pay up shares fixed by the Company. (I) In the case of class A, B, C or E shares holders may elect among any of the following alternatives pursuant to the resolution of the board of directors of the Company: a) reduce the subscription commitment to the amount effectively paid up; b) offer the subscription of the unsubscribed balance to the remaining shareholders of the same class. If such shareholders refuse to accept to undertake the pertaining rights and obligations, they shall be offered to the shareholders of the other classes in proportion to their shareholdings in capital stock, other than holders of class D shares. In case no holders of class A, B, and C shares subscribe the balance, the Company shall sell it in public auction or by means of a broker; and c) to abandon the subscription commitment, losing the paid up sums in favor of the Company. (II) In the event of class D shares, holders may elect among any of the following alternatives, pursuant to the resolution of the board of directors of the Company: a) reduce the subscription commitment to the amount effectively paid up; b) offer the subscription of the unsubscribed balance to the remaining shareholders of the same class. In case no shareholders accept to subscribe the balance, the Company shall sell it in public auction or by means of a broker;



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and c) to abandon the subscription commitment, losing the paid up sums in favor of the Company. (III) Payment in arrears of shares of any class causes the expiration of the pre-emptive right of the delinquent. Shares the payment of which is in arrears shall not confer right to vote nor to dividends. The transfer of shares not fully paid up shall be subject to the previous approval of the board of directors.

SECTION EIGHT. DEBENTURES AND NOTES (OBLIGACIONES NEGOCIABLES). PRE-EMPTIVE RIGHT. DEBENTURES AND NOTES: The Company, by resolution of the meeting of shareholders, may issue debt either publicly or privately by means of the issuance of debentures or certificates or any other negotiable instrument subject to the provisions set forth in Article VIII of the Argentine Companies Law or of Law No. 23,576 and its amendment, Law No. 23,962 and in accordance with the terms stipulated when being issued. PRE-EMPTIVE RIGHT: Shareholders of the Company, regardless of the class of shares they hold, in proportion to their shareholdings shall be entitled to exercise the pre-emptive right and the right of accretion, as the case may be, to subscribe convertible debentures, convertible notes or any class of securities convertible into shares issued by the Company.

SECTION NINE. CAPITAL STOCK. PRE-EMPTIVE RIGHT IN CASE OF TRANSFER. The transfer of shares of the Company is subject to the terms and conditions of the Concession Contract and in the case of class A, B, C and E shares to the mutual right set forth in this Section. I. TRANSFER: Transfer shall mean the sale, donation, exchange, transfer by means of merger, spin-off or liquidation other than such transfers carried out within one same economic group, notwithstanding the terms and conditions related to this matter contained in the Concession Contract. II. DETERMINATION OF THE VALUE: The value of the transfer of shares is determined by the transferor and he shall notify the remaining shareholders of the classes entitled to the pre-emptive right set forth in this Section. If a shareholder, holder of shares of the classes entitled to the pre-emptive right set forth in this Section, disagrees, the transfer price shall be fixed by an investment bank (hereinafter, the "Investment Bank") elected by mutual agreement among such shareholders. If shareholders do not agree on the Investment Bank it shall be elected as follows: 1) Shareholders of class A, B, and C shall propose two recognized Investment Banks each, within the five working days from the notice to the transferor of the disagreement on the proposed transfer price. 2) Within the following two working days, the election of the Investment Bank, considering the banks forming the list mentioned, shall be carried out before public notary appointed by the Company. 3) If any of A, B or C classes fails to propose a bank within the time period stipulated in 1), the banks proposed by the other class shall be the banks among which the Investment Bank shall be appointed. The Investment Bank shall issue its opinion within the twenty days as of the appointment thereof. Upon the determination of the price of shares, the transferor shall be entitled to abandon the transaction and, in that case, the expenses incurred to fix the price shall be at his expense, otherwise, the expenses shall be borne by the Company. III. TRANSFER PROCEEDING: Upon the acceptance of the price or once the price has been fixed in accordance with subsection II of this Section, the transferor shall: a) offer the shares, first, to the remaining shareholders of his same class,



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informing by reliable means the number of shares he intends to transfer and the price fixed. The remaining shareholders of the same class have a time period of 10 working days counted as of the day of the reception of the notice to exercise their option. If shareholders exercising their option were many, shares shall be assigned in proportion to their shareholdings within the class. If any shareholder exercises his option for a number inferior to the one in proportion to his shareholding within the class, the balance shall be offered to the remaining holders of shares of the same class who would have exercised their option in proportion to their shareholdings within the class. If within the term set forth to formalize the transaction any shareholder dismisses his pre-emptive right, the shares which would have been allotted to such shareholder shall be offered again to the holders of shares of the same class which would have exercised their option. If shareholders who opt for the remaining shares were many, the criterion set forth before shall be applied. The term to exercise this second pre-emptive right shall begin as of the notice of the transferor to the interested shareholders about the dismissal of the shareholder following the proceeding set forth in this Section. b) If the option were not exercised, shares shall be offered by means of reliable means to all holders of shares of classes entitled to the pre-emptive right set forth in Section Six. For the exercise of this option the proceeding set forth in item a) before mentioned shall be followed. If the shareholders exercising the option are many, the shares offered shall be allotted in proportion to their shareholdings. If within the term set forth to carry out the transfer, an interested party dismisses his pre-emptive right, the shares which would have been allotted to that shareholder shall be offered again but only to the holders of the remaining share class who would have exercised their option. If the shareholders opting for the remaining shares are many, the criterion set forth before shall be applied. The term to exercise this second pre-emptive right shall begin when the transferor notifies to the interested shareholders the dismissal of the shareholders who abandon, following thereafter the proceeding set forth in this Section c). In the cases mentioned in subsections a and b above, the transferor may set forth the condition that the shares offered shall be purchased partially or totally. In the event upon the completion of the proceeding mentioned therein, the remaining shareholders of the Company would not have exercised, neither jointly nor individually, the pre-emptive right for the aggregate number or some of the shares offered, the transferor may consider that they have not exercised the option being free to proceed pursuant to item d) hereinafter. d) In the event no shareholder of classes A, B, C, and E would have exercised the option or if the pertaining purchase agreement would not have been executed in the term fixed in the offer, the transferor, for a term of sixty days, shall dispose freely of his shares in favor of third parties. Upon the expiration of such time period, the transfer is deemed to have not been carried out. In the event a new offer of shares occurs, the interested shareholder shall comply again with the proceeding set forth in subsections II and III of this Section, notwithstanding if all holders of class A, B, C and E shares decide to accept as transfer price the price determined in the last appraisal of the Investment Bank, or considering such price, fix together with the transferor the sale price. In no case shall the transfer price required to third parties be lower than the price set forth in accordance with this Section IV. The transfer of class D shares is not subject to the pre-emptive right set forth in this Section.



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SECTION TEN. RIGHT OF OPTION IN CASE OF CONCURSO PREVENTIVO (REORGANIZATION) OR
BANKRUPTCY OF A SHAREHOLDER. In case of concurso preventivo or bankruptcy of any of the holders of class A, B, C or E shares the remaining class A, B, C, or E shareholders are empowered to exercise the option set forth in the Section before mentioned. The term to exercise such option begins upon the expiration of the term of ten working days counted as of the date in which the remaining holders of shares of the classes mentioned would have been informed about the concurso preventivo or about the adjudication in bankruptcy. Consequently, the proceeding set forth in the Section before mentioned shall be applied.

SECTION ELEVEN. RESTRICTIONS TO THE ASSIGNMENT AND/OR TRANSFER OF SHARES. Shareholders of the Company shall not be corporations, companies, officers, shareholders or employees of a concessionaire of any access included in Resolution Nro. 1485/92. It is expressly prohibited to officers and employees of the Company to purchase on their own or by means of third parties the shares issued by the Company. Likewise, it is expressly prohibited to the Company, its shareholders and to its officers and employees to purchase on their own or by third parties shares offered in the stock exchange and in the stock markets of concessionaires of any of the other access included in Resolution Nro. 1485/92 issued by the Ministry of Economy and Public Works and Services. These restrictions (i) shall not be applicable to class D shares (once they are authorized for public offering and listing) and (ii) shall become null and void if the Governing Authority of the Concession Contract authorizes so which is the purpose of the Company.


SECTION TWELVE. MANAGEMENT. BOARD OF DIRECTORS. APPOINTMENT. REMOVAL. Management and administration of the Company shall be vested in a board of directors composed of a minimum of 10 (ten) and a maximum of 13 (thirteen) regular directors and the same number of alternate directors appointed in accordance with the following proceeding: Once the meeting is duly conveyed and held, and when transacting the pertaining item of the agenda, holders of class A shares shall elect up to a maximum of 7 (seven), the number of regular directors they shall determine and the same number of alternate directors; holders of class B shares shall elect 1 (one) director; holders of class C shares shall elect up to a maximum of 3 (three), the number of regular directors they shall determine and the same number of alternate directors; holders of class D shares shall elect a regular and an alternate director; and holders of class E shares shall elect a regular and an alternate director. In the event shareholders of a certain class of shares do not appear or, even if they appear, they do not decide upon the election of directors corresponding to such class, such directors shall be appointed by the shareholders of the remaining classes as a whole. Notwithstanding, directors so appointed shall be deemed to have been elected by the class of absent shares or by the class who has not exercised its right to vote in the pertaining meeting of shareholders. In the event of death, absence, resignation, removal, incapacity or any other impediment of regular directors, alternate directors elected by the holders of shares of the same class shall substitute them. Such substitution is automatic upon the mere presence of the alternate director in the


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meeting, which shall be informed to the Argentine Securities Commission in accordance with the provisions set forth in the Rules of such entity. During the course of their first meeting directors shall elect by absolute majority of votes of directors present a chairman and a vice-chairman who shall substitute the former in case of death, absence, resignation, removal, incapacity or any other impediment and it shall be informed to the Argentine Securities Commission in accordance with the Rules of such entity. REMOVAL: Removal of one or more directors, subject to the applicable quorum requirements, shall only be resolved by majority of votes of the holders of the class of shares who elected them or who would have elected them if they would have been present in the shareholders meeting except for the events mentioned in sections 264 and 276 of the Argentine Companies Law.

SECTION THIRTEEN. BOARD OF DIRECTORS. TERM OF OFFICE. PERFORMANCE BOND. COMPENSATION. DELEGATED DIRECTORS. ASSIGNATION OF TASKS. MEETINGS. NOTICE OF MEETINGS. QUORUM. REPRESENTATIVES. POWERS. TERM OF OFFICE: The term of office for the board of directors shall be three fiscal years. PERFORMANCE BOND: Each director shall deposit the sum of $1,000 (pesos one thousand) in cash or in public bonds as performance bond at the headquarters of the Company.
COMPENSATION: The meeting of shareholders shall fix the compensation of the board of directors in accordance with section 261 of the Argentine Companies Law and in Book I, Chapter III of the Rules of the Argentine Securities Commission. DELEGATED DIRECTORS: The board of directors may appoint, from among its members, delegated directors to work as general or special managers in accordance with section 270 of the Argentine Companies Law. ASSIGNATION OF TASKS: The meeting of shareholders may assign tasks personally to one or more members of the board of directors in accordance with section 274 of the Argentine Companies Law.
MEETINGS: The board of directors shall meet at least once every three months. It shall also meet upon the request of any of the members thereof. NOTICE OF
MEETINGS: The meetings of the board of directors shall be called by the chairman or the vice-chairman, if applicable, upon the request of any regular director, through reliable notice given to the remaining regular directors to the domicile informed to the Company when accepting office. The notice for the meeting shall be given at least five (5) working days before it is being held mentioning the agenda of the meeting of the board of directors called as well as any and all necessary information related to the background of the matters to be transacted.
QUORUM: The quorum of the board of directors shall be the majority of the members thereof and their resolutions shall be adopted by majority of votes present. Each director shall be entitled to one vote. In the event of tie, the vote of the chairman or, if applicable, of the vice-chairman holding office shall be final. In the event of tie in a meeting where the chairman or the vice-chairman are not present any of the directors present at the meeting may call a new meeting of the board of directors which shall be held within the forty eight hours as of the meeting in which the tie occurred. The chairman shall be called to such meeting and if he were absent, the vice-chairman shall be called. They are obliged to appear except for reasonable cause.
REPRESENTATIVES: Directors may be represented by other directors, and the represented director shall be liable as if he would have voted personally. The director granting the power is not considered to constitute a quorum. POWERS:
The board of directors, while


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holding office, shall participate in, analyze and resolve any and all matters related to its capacity as administrator of the Company. Directors may individually have access at any time to corporate books, accounting registries and other documentation related to the activity of the Company, being authorized to take the necessary copies of the instruments mentioned. Directors may require to record their opinions expressed regarding any and all matter transacted or resolved during the course of the meeting. Within the time period of one hundred and twenty (120) days as of the end of each fiscal year, consolidated financial statements of the Company shall be delivered to the directors duly audited in accordance with the generally accepted accounting principles in Argentina.

SECTION FOURTEEN. LEGAL REPRESENTATION. The legal representation of the Company shall be exercised by the chairman or the vice-chairman in case of death, absence, resignation, removal, incapacity or any other impediment of the former. While exercising the legal representation of the Company, the chairman or, if applicable, the vice-chairman, may carry out any kind of legal acts tending to comply with the purpose of the company including those acts for which the law requires special powers pursuant to section 1881 of the Civil Code and section 9 of Decree Law No. 5965/63. The board of directors may appoint committees formed by two or more members and vest in the committees mentioned special powers in relation to the matters under its competence stipulating the rules of procedure to comply with. Likewise, it may also appoint one or more of its members, regardless whether they are delegated directors or not, assigning them in such capacity certain executive tasks or even the representation of the company within the country or abroad and to pay such extraordinary services subject to the approval of the meeting of the shareholders, provided that they have a direct and immediate relation with the corporate purpose charging them against general expenses. In such cases, the board of directors shall agree the necessary and convenient powers to be vested. In both cases, the board of directors shall control their performance. Any and all act of the legal representatives shall be previously approved by the board of directors to validly bind the Company. To answer interrogatories at court or out-of-court, the legal representation shall be vested in the chairman or in his substitute or in general or special managers duly empowered to act pursuant to section 270 of the Argentine Companies Law provided that the power to answer interrogatories shall have been vested to him.

SECTION FIFTEEN. EXECUTIVE COMMITTEE. The management of the ordinary course of business of the Company shall be vested in an executive committee composed of 3 (three) regular members and 3 (three) alternate members elected by the board of directors among its regular or alternate members. The executive committee shall be controlled by the board of directors. The term of office for the members of the executive committee shall be 3 fiscal years and they may be reelected indefinitely. The meetings of the executive committee may be called by any member by means of reliable notice given to the remaining members to the address informed to the Company when accepting the position. The notice of meeting shall be given at least five (5) calendar days before it is being held. The quorum of the executive committee shall be the majority of the members thereof and its resolutions shall be adopted by majority


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of votes present setting forth that each member is entitled to one vote. The powers of the executive committee shall particularly be to wit: (a) carry out the policies decided by the board of directors of the Company; (b) prepare the economic and financial budgets necessary for the compliance with the purpose of the concession contract, the pertaining works and/or any other contract related to the business of the Company subject to the approval of the board of directors of the Company; (c) select skilled contractors and subcontractors, to call for bids and prepare the pertaining bid specifications proposed by the managers; (d) supervise the development of the works; (e) furnish the board of directors with the information required; (f) propose to the board of directors to delegate powers (representatives); (g) act with public and private banking institutions being authorized to open accounts; (h) prepare the annual report, inventory, balance sheet and expenses and resources accounts; (i) resort to the necessary advisory by means of qualified individuals for the best compliance with the purpose of the Company; (j) participate in the preparation of contingent material claims to the Company; and in the renegotiations, modifications and possible future amendments to the Concession Contract; (k) appoint and remove managers holding office in accordance with the instructions issued by the executive committee fixing their remuneration; (l) sign correspondence and any and all civil and commercial document or instrument upon the authorization of the board of directors; (m) represent the Company in legal and administrative matters empowered to answer interrogatories, notwithstanding the powers of the board of directors to appoint legal representatives.

SECTION SIXTEEN. SUPERVISORY COMMITTEE. The supervisory committee is composed of three regular auditors and three alternate auditors elected by the meeting of the shareholders regardless of the class of shares. Auditors shall hold office for three fiscal years and the renovation shall occur by thirds each fiscal year and they may be reelected indefinitely. In the event of absence of a regular auditor, his replacement is automatic by the mere presence of the alternate auditor in the meeting and this shall be informed to the Argentine Securities Commission pursuant to the rules of such entity. The tasks of the supervisory committee shall be the tasks determined by sections 294 and 295 of the Argentine Companies Law. The supervisory committee shall meet at least every three months and a meeting may be called by any of the regular auditors. It shall hold meetings validly with the majority of its members and the decisions thereof shall be adopted by the majority of votes present, notwithstanding the rights that, pursuant to law, are vested individually in each auditor and the provisions set forth in the last part of section 290 of the Argentine Companies Law. The compensation of auditors shall be fixed by the annual meeting of shareholders in accordance with the legislation in force and the statutory provisions applicable. The removal of one or more auditors shall be ordered by the annual meeting of the shareholders. The supervisory committee shall elect by the absolute majority of members present a chairman among the regular auditors elected by the meeting of shareholders and he shall preside the meetings of the committee. Moreover, the chairman, represents the supervisory committee before the board of directors and the meeting of shareholders notwithstanding the presence of the other two auditors in the meetings of the boards mentioned. In the event of death, absence, resignation, removal, incapacity or any other impediment suffered by a regular auditor, he shall be replaced by the alternate auditor elected by the supervisory committee by the absolute majority of the votes of auditors present and this shall be informed to the Argentine Securities Commission pursuant to the Rules of such entity. If the majority proposed were not reached, the decision shall be vested in the meeting of shareholders.

SECTION SEVENTEEN. MEETINGS OF SHAREHOLDERS. The meeting of shareholders is the superior decision organ. NOTICE OF MEETINGS: meetings of shareholders shall be called in accordance with section 237 of the Argentine Companies Law. The annual meeting of shareholders is the sole meeting which may be convened simultaneously on first and second call. If the second call were convened for the same day, it shall be held with an interval not inferior to one hour as of the time fixed for the first call. The annual or extraordinary meetings of the shareholders convened on first or second call shall be called by means of notices to be published in the "Official Gazette" (Boletin Oficial) and in one of the major newspapers pursuant to the statutory and legal provisions in force in each case. Such publications shall express the requirements mentioned in section 237 of the Argentine Companies Law. Annual meetings of shareholders shall be called by the board of directors within the four months following the close of each fiscal year and at any time in the cases so authorized by law. The extraordinary meeting of the shareholders shall be held: a) whenever the board of directors deems it necessary; b) to transact the matters mentioned in section 235 of the Argentine Companies Law; c) when the supervisory committee deems it necessary;
d) upon the request of shareholders representing at least five per cent of the capital stock and they shall express the agenda to be transacted. In this case, the board of directors or the supervisory committee shall call for a meeting of shareholders to be held before the maximum term of forty days as of the reception of the request. If the board of directors or the supervisory committee avoid doing so, the call may be performed by the decision of the controlling authority or judicially and e) when a resolution not foreseen by this by-laws or by law shall be adopted. PLACE OF MEETINGS: Annual and Extraordinary meetings of shareholders shall be held at the principal office or at such other place corresponding to the jurisdiction of the corporate domicile QUORUM AND
MAJORITIES: Sections 243 and 244 of the Argentine Companies Law rule quorum and majorities determined in accordance with the type of meeting except for the quorum of the extraordinary meeting on second call which shall be deemed duly conveyed and held whatever the number of shareholders present entitled to vote shall be. DECISIONS AFFECTING THE CLASSES OF SHARES: When the meeting of shareholders shall adopt resolutions which shall affect the rights of a class of shares, the consent or acknowledgment of such class shall be obtained by means of a meeting of the class of shares pursuant to the rules set forth for annual meetings of shareholders in this by-laws and in the Argentine Companies Law.

SECTION EIGHTEEN. MEETINGS. REQUIREMENTS FOR ATTENDANCE. In order to attend a meeting, shareholders shall deposit with the Company a deposit certificate or evidence of the book-entry shares accounts, issued to that end by a bank, Caja de Valores or other authorized entity to be registered in the Book of Meeting Attendance at least 3 working days before the date fixed to hold the meeting. The Company shall deliver the necessary receipts allowing the attendance to the meeting. Holders of book-entry shares the registration of which is vested in the Company shall be exempted from the obligation to deposit or submit certificates or evidences, but they shall request the registration thereof in the Book of Meeting Attendance at least 3 working days prior to the date fixed to hold the meeting. Shareholders may attend to meetings personally or may be represented by proxy.

SECTION NINETEEN. MEETINGS. VALIDITY AGAINST SHAREHOLDERS OF THE RESOLUTIONS ADOPTED BY THE MEETING. Resolutions which in accordance with the by-laws are adopted in the annual and extraordinary meetings shall be valid against all shareholders of the Company, regardless whether they have attended to them or not or whether they are dissenters or not, except for the rights acknowledged by sections 244, 245 and 251 of the Argentine Companies Law.

SECTION TWENTY. MEETINGS. FUNCTIONING. PRESIDENCY. AGENDA. Meetings of shareholders shall be presided by the Chairman of the board of directors, if he were absent, by the vice chairman, as the case may be, and if both were absent, by the director of greater seniority in office or by the person appointed by the meeting of the shareholders. The secretary of the board of directors shall act in such capacity during meetings or otherwise an ad-hoc secretary shall be appointed by the person presiding the meeting. The board of directors shall fix the agenda of the annual meetings of shareholders and any business not determined by the board of directors or by the supervisory committee shall not be transacted. Resolutions of the annual meetings of shareholders shall be recorded in the minutes book signed and sealed by the chairman of the meeting, the secretary and two shareholders appointed by the meeting of shareholders to that end.

SECTION TWENTY ONE. CLOSE OF THE FISCAL YEAR. The fiscal year shall end on December 31st of every year. The financial statements shall be prepared as of such date in accordance with the legal provisions in force and pertaining technical rules.

SECTION TWENTY TWO. DISTRIBUTION OF PROFITS. Net and earned profits arising from the annual balance sheet, after the satisfaction of expenses, amortization and reserves deemed convenient by the board of directors, shall be allotted as follows: 1) 5% (five per cent) up to the 20% (twenty per cent) of the capital stock to the statutory reserve fund; 2) to the compensation of the members of the board of directors. The compensation mentioned as well as such compensation which may correspond due to the work in special committees or due to technical-administrative tasks shall be in accordance with section 261 of the Argentine Companies Law. In case of lack of profits to be distributed in a fiscal year or insufficient for the board of directors to receive a fair sum as compensation, the meeting of shareholders may fix such compensations and charge them against general expenses; 3) to the compensation of the supervisory committee; 4) the balance, either totally or partially, as dividends of the common shares or to allocate to optional reserve funds or to contingency funds or to a new account or intended for any other purpose the meeting of the shareholders may determine. Dividends shall be paid in proportion to paid up shares. The payment of dividends shall be made within the terms set forth by the Rules of the Argentine Securities Commission. The Company may resolve about the advance distribution of dividends in accordance with the legislation in force. Uncollected dividends shall prescribe in favor of the Company upon the time period of three years counted as of the date in which they were made available to shareholders by the board of directors.

SECTION TWENTY THREE. DISSOLUTION. The events set forth in section 94 of the Argentine Companies Law may cause the dissolution of the Company. Upon the dissolution, liquidation may be carried out by the board of directors or by the person appointed by the meeting of shareholders under the control of the supervisory committee and Organo de Control de Concesiones Viales (Argentine Highway Concession Authority), this last condition in the event there were surviving obligations arising out of the Concession in relation with the Grantor. Upon the satisfaction of any and all liabilities and upon the refund of capital stock, the balance shall be distributed among shareholders in proportion to the interests thereof.

SECTION TWENTY FOUR. RULES AND REGULATIONS. The meeting of shareholders may stipulate rules and regulations in accordance with section 167 of the Argentine Companies Law. They shall be registered once they have been passed.

SECTION TWENTY FIVE: GOVERNING AUTHORITY. POWERS. AUDIT. Notwithstanding the intervention assigned to the Organo de Control de Concesiones Viales ), the transfer of shares to third parties, the changes of ownership of shares, except for the changes of ownership of class D shares once they have been authorized for public offering and for listing at Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires), and the amendment to the corporate by-laws shall be previously approved by the Governing Authority unless this requirement is abolished or the Concession Contract is amended. AUDIT: The Company shall be audited by a recognized audit firm appointed by the meeting of shareholders with the approval of the Organo de Control de Concesiones Viales.

SECTION TWENTY SIX. I. AUDIT COMMITTEE. EXPERTISE. APPOINTMENT. TERM OF OFFICE.
I. The Company shall have an Audit Committee in accordance with Decree 677/2001 and the regulation thereof. It shall be composed of three members of the board of directors with a vast expertise in business, financing and accounting matters. The majority of the members of the Audit Committee, regular and alternate members, shall be independent in all circumstances in accordance with the criteria determined by the Argentine Securities Commission. The board of directors shall appoint alternate members in a number equal or inferior to that of the regular members and for the same term of office in order to fill the vacancies arisen in the order they were elected. In that case, the replacement shall be automatic with the mere presence of the alternate member at the meeting. The term of office of the members of the Audit Committee shall be one fiscal year. II. AUDIT COMMITTEE. AUTHORITIES. MEETINGS: The Audit Committee shall appoint a president and a vice-president in its first meeting. The vice-president shall replace the president in case of absence, impediment, incapacity or death of the latter. The Audit Committee shall meet at least once every three months. Moreover, it shall also hold meetings upon the request of any member thereof. The president or the vice-president of the Audit Committee shall call the meetings thereof, if applicable, by means of reliable notice given to any and all regular members to the address informed to the Company upon the acceptance to hold office. The notice of the meeting shall be given at least 72 (seventy two) hours before the date fixed to hold the meeting. The quorum of the Audit Committee shall be the absolute majority of its members. Decisions shall be adopted by majority of the votes present. Should there be a tie, the vote of the president shall be final or, if applicable, the vote of the vice-president. Resolutions of the Audit Committee shall be recorded in the pertaining book, signed by any and all members present at the meeting. III. POWERS AND DUTIES: The powers and duties of the Audit Committee shall be mentioned in the pertaining rules, regulations and modifications.

SECTION TWENTY SEVEN. COMPULSORY TENDER OFFER. The Company has not adhered to the optional regime of Mandatory Tender Offer set forth in section 24 of Decree 677/01.

TEMPORARY SECTION ONE: SPECIAL RIGHTS IN FAVOR OF HOLDERS OF COMMON STOCK CLASS
D. (I) DEFINITIONS: Only for the purposes of this Section, the terms defined herein shall have the meaning assigned to them hereinafter: (a) "Affiliate": means any Person or Persons which controls, is controlled by or is under common control with such specified Person. (b) The terms "Control", "Is Controlled By", "Controlling" or "Is Under Common Control With", when used with respect to any Person means to hold, directly or indirectly, the ownership of voting securities, either by contract or otherwise, including, the right to designate and/or remove such majority of the members of the board of directors or any other board of governance of such Person or otherwise the power to direct the management and policies of such Person or order so. (c) "Change of Control": means (i) the direct or indirect sale, lease, exchange or other transfer of all or substantially all of the assets of the Company to any Person or Group of Persons acting individually or in concert as a group (a "Group of Persons") other than Controlling Shareholders or any of their Affiliates; (ii) a person or Group of Persons (other than the Controlling Shareholders and/or any of their Affiliates) that, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, consolidation, merger, or other corporate business or otherwise, will become the direct or indirect owner of the Capital Stock of the Company representing more than 50% of the voting power of the then outstanding securities of the Company customarily having the right to vote in the election of directors, or otherwise that will have the right to direct the exercise of such voting rights; or (iii) except in the case of redemption of the concession held by the Company under the Concession Contract, whenever the Republic of Argentina or any of its provinces or municipalities, including government-owned corporations, partially-state-owned corporations, or public entities, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, becomes the owner of the Capital Stock of the Company representing more than 50% of the voting power of the then outstanding securities of the Company customarily having the right to vote in any election of directors, or otherwise whenever it has the right to direct the exercise of such voting rights. (d) "Person": means any individual or body corporate, trust, entity or any government, either it be federal, provincial or municipal, or political subdivision thereof with legal capacity to acquire shares belonging to a corporation (sociedad anonima) concessionaire of the Argentine Government (e) "Controlling Shareholders": means Aurea Concesiones de Infraestructuras S.A., Grupo Dragados S.A., Dycasa Sociedad Anonima and Impregilo International Infraestructures N.V., or Abertis Infraestructuras S.A..
(f) "Capital Stock": means, with respect to any Person, any and all shares, interests, equity interests, or any other rights to acquire capital stock of such Person (regardless of the denomination), whether voting or non-voting, including, without limitation, all common and/or preferred shares, including options exchangeable for or convertible into capital stock or any such equity interest. (g) "Relevant Equity Interest": means, with respect to the Company, any direct or indirect acquisition or otherwise by any Person or Group of Persons, other than the Controlling Shareholders and/or their Affiliates, of shares of stock class A, B, C and/or E (and/or Class D shares of stock resulting from the conversion of class E shares of stock as provided in Section Four:
"Rights attached to each Class") of the Company or any other equity instrument convertible into shares of stock class A, B, C and/or E (and/or class D shares of stock resulting from the conversion of class E shares as provided in Section Four "Rights attached to each Class") of the Company and that as a result of such acquisition, the Acquiror shall become owner of or shall Control shares of stock class A, B, C and/or E (and/or class D shares of stock resulting from the conversion of shares of stock class E as provided in Section Four: "Rights attached to each Class") of the Company, which in addition to its current holdings represent, at least, in the aggregate, twenty two per cent (22%) of the Capital Stock of the Company or thirty five per cent (35%) of the voting rights.
(II) RIGHT TO ACQUIRE EQUITY INTEREST: In the event that any Person or Group of Persons, other than the Controlling Shareholders and/or their Affiliates, (as hereinafter called, the "Acquiror") agree to acquire from any owner of shares of stock class A, B, C and/or E (the "Transferor") in a transaction or series of transactions, whether voluntary (by means of any sale, assignment, or disposition of any kind for good and valuable consideration) or involuntary (by means of any auction sale, public sale or any foreclosure of any kind) shares of stock class A, B, C or E (and/or shares of stock class D resulting from the conversion of class E shares as provided by Section Four "Rights attached to each Class") representing a Relevant Equity Interest. Such shareholders owners of shares of stock class D shall be entitled to sell to the Acquiror and Acquiror shall be bound to acquire through a tender offer (the "Tender Offer") class D shares of stock of the Company in amounts and subject to the terms and conditions as set forth in the following paragraphs. Shares of stock class A, B, C and/or E (and/or class D shares resulting from the conversion of shares of stock class E as provided in Section Four: "Rights attached to each Class") of the Company to be acquired directly or indirectly by such Acquiror are defined as "Transferred Shares". (III) AMOUNT OF CLASS D SHARES TO BE ACQUIRED: Acquiror shall be bound to launch a Tender Offer of a certain number of class D shares (except that, if as a consequence of such transfer of Relevant Equity Interest, a Change of Control would occur, in which case paragraph VI below shall apply) equal to the product of multiplying: (i) the aggregate number of class D shares by (ii) a fraction, (a) the numerator of which is the aggregate number of Transferred Shares and (b) which denominator is the capital stock represented by the aggregate number of shares of stock class A, B, C and E issued by the Company (the "Number of Shares to be Acquired"). In case that under such Tender Offer of class D shares of stock, the shareholders offer a number of class D shares greater than the Number of Shares to be Acquired, such Acquiror shall be bound to acquire the Number of Shares to be Acquired on a pro rata basis among those who would have accepted to sell their class D shares under the Tender Offer. (IV) PRICE PER CLASS D SHARE: (A) If the Acquiror prior to or simultaneously to the acquisition of the Transferred Shares launches the Tender Offer, the purchase price payable per each class D share shall be fixed at the price resulting from dividing (i) the aggregate price to be paid by Acquiror for the Transferred Shares by (ii) the aggregate number of Transferred Shares. (B) If Acquiror would have acquired a Relevant Equity Interest through a series of transactions in which he would have not made a Tender Offer, the price that Acquiror will be required to pay for each class D share under the Tender Offer shall be the greater of: (1) the price resulting from applying the formula indicated in paragraph (IV) (A) above; (2) the greater price per share or equity instrument payable by Acquiror or, on its account, in connection with any acquisition of shares class A, B, C or E within the time period of one hundred and eighty (180) days immediately preceding the Notice of Acquisition of a Relevant Equity Interest (as defined hereinafter), adjusted as a result of any stock division, stock dividends, subdivision or reclassification related to or in connection with class D shares of stock; (3) average weighted price during the time period of ninety (90) stock exchange days immediately preceding the Notice of Acquisition of the Relevant Equity Interest of a share of stock class D, pursuant to its listing price at the Buenos Aires Stock Exchange, immediately adjusted after any stock division, stock dividend, subdivision or reclassification affecting or in connection with shares of stock class D. (C) In any of the cases referred to in paragraphs (IV)(A) and (IV)(B) above, the purchase price of such shares class D shall be paid in cash in a lump sum within the time period as prescribed in the Tender Offer, which in no case shall continue beyond ten (10) working days as of the elapse of such time period of the Tender Offer as set forth in paragraph (V) below. (V) TENDER OFFER
PROCEDURE: Each Tender Offer shall be made in accordance with the procedures as stated herein; and provided that the applicable rules of such jurisdictions in which the tender offer is made and the regulations of such stock exchange and stock markets in which such shares and securities are traded impose additional or more severe restrictions to those prescribed herein, such additional or more severe restrictions enforced by such stock exchange or stock markets shall be complied with. A) The Transferor and the Acquiror shall notify in writing to the Company and the holders of common shares class D (the "Notice of Acquisition of Relevant Equity Interest"), through the entity in charge of keeping the registry of common shares class D or through any other reliable notice, at least fifteen
(15) working days in advance to the date fixed for the commencement of the Tender Offer, the existence of such binding agreement or involuntary acquisition indicating: (1) the identity, nationality, address and telephone number of such Acquiror; (2) if such Acquiror is composed of a Group of Persons, the identity and address of each Acquiror of the group and the executive officer of each person or entity composing such group; (3) the purchase price or consideration for the Transferred Shares; (4) and such other material terms and conditions inherent in such transaction planned or such involuntary foreclosure; (5) the date fixed for the transfer, stating if such date can be extended, and in such case the extension procedure; (6) a statement made by such Acquiror indicating the correct date before and after which the shareholders which shares are under the Tender Offer shall be entitled to withdraw them, the manner in which such shares under the Tender Offer shall be accepted and the manner in which the withdrawal of such shares under the Tender Offer shall be made; and (7) a statement indicating that the Tender Offer shall be totally open to all holders of class D shares. (B) The Company must send by mail or, by any other means, furnish, in a timely fashion, each class D shareholder, at its request, and at the expense of Acquiror (and to such ends the Company shall advance any such funds so required for the purposes thereof) with copy of the notice served upon the Company as mentioned above. Acquiror must send by mail or, by any other means, furnish, in a timely fashion, each shareholder of class D, at its request, with copy of the notice served upon the Company, and it shall publish a notice containing substantially all the information contained in paragraph (V)(A) above, at least once a week, commencing on the date in which such notice is delivered to the Company as provided for above and ending upon the elapse of the date fixed for the Tender Offer. Subject to the applicable legal provisions, this notice shall be published in the business section of widely circulated newspapers of the Republic of Argentina and of any other city in which stock exchange or stock market such class D shares of the Company are traded; (C) TENDER OFFER MINIMUM TIME PERIOD: Any Tender Offer shall not expire until thirty (30) days following the date in which the Notice of Acquisition of a Relevant Equity Interest was served as provided in paragraph A above. (D) EXERCISE OF THE RIGHT TO ACQUIRE EQUITY INTEREST. CONDITIONS FOR THE TRANSFER OF SHARES: Acquiror shall acquire all shares of stock class D resulting from the respective Sharing Ratios of the shareholders class D who would have accepted the Tender Offer during its effectiveness and it shall pay per share class D the price established in paragraph (IV) above, within the time period announced in the Tender Offer, which, in no case, shall continue beyond ten (10) working days as of the elapse of the time period for the Tender Offer. Transferor shall not transfer to Acquiror and Acquiror shall not acquire the Transferred Shares if Acquiror does not proceed to purchase such common shares class D as mentioned above, simultaneously with the purchase of the Transferred Shares. (VI) TENDER OFFER IN CASE OF CHANGE OF CONTROL: In case that as a consequence of the transfer of such Transferred Shares or otherwise a Change of Control in the Company shall occur either directly or indirectly, Acquiror or any person who upon the consummation of the transaction planned becomes the new Controlling person of the Company shall make the Tender Offer subject to the terms and conditions as set forth above regarding the totality of class D shares. (VII) VIOLATION OF REQUIREMENTS:
Any transfer of shares of stock class A, B C and/or E (and/or class D shares resulting from the conversion of shares class E as provided in Section Four "Rights attached to each Class") in violation to the provisions of this Section shall become null and void and the Transferred Shares shall forfeit all economic, voting, and information rights, (rights to dividend and like rights, including the right to receive other distributions made by the Company) attached to such Transferred Shares, and such shares shall not be counted for the purposes of determining quorum at any meeting of shareholders of the Company. For the purposes herein, the term "indirectly" shall include such Controlling companies of Acquiror, such companies controlled by it, and such companies under the common control with Acquiror, as well as, such holdings owned by any person by means of a trust, American Depositary Receipts (ADRs) and like mechanisms. (VIII) TERM OF THE RIGHT TO ACQUIRE EQUITY INTEREST: The term during which the class D shareholders may exercise the Right to Acquire Equity Interest elapses upon ten (10) days counted as of the date of the issuance of the shares class D as mentioned in Section Four above.

TEMPORARY ARTICLE TWO. SPECIAL ASSISTANCE RIGHT FOR PRIVATE PLACEMENT AND SPECIAL REGISTRATION RIGHTS: The Company grants to the holders of common shares class D, for the time period as set forth in paragraph IX herein, demand rights subject to the terms and conditions as prescribed below. I. DEFINITIONS. For the purposes herein, the terms defined below shall have the following meanings:
"Common Shares": means the common shares of the Company of any class whatsoever. "Registrable Shares": means any Common Shares class D. "ADRs": shall have the meaning set forth in Article 7.1 under Paragraph VII. "Registration Statement": means a registration statement furnished with the SEC in accordance with the Securities Act. "Demand Rights": shall have the meaning assigned to them in
Article 2.1(b) under Paragraph II. "Board of Directors": means the Board of Directors of the Company. "Underwriter": means Merrill Lynch, Morgan Stanley, Citi Group, Fleet Boston, Banco Bilbao Vizcaya Aregentaria, Deutsche Bank, Credit Suisse First Boston, Goldman Sachs, UBS Warburg, JP MorganChase, Lehman Brothers, Bear Stearns, Lazard Freres, or any of its successors or continuing companies. "Registration Fees": means any expense incurred in furtherance of Sections 2.1 and 3.1 herein, including but not limited to: (i) registration and filing fees with the SEC and the National Association of Securities Dealers, Inc. and the New York Stock Exchange; (ii) all fees and expenses incurred for the compliance with any state securities laws of the United States (including attorneys fees and advances made by legal counsel to such underwriters related to the rating of securities); (iii) all expenses associated with stationery, courier and delivery services; (iv) all fees and expenses associated with the listing of the securities at the stock market under Sections 2.1 and 3.1; (v) fees of attorneys and public accountants and advances of the Company including expenses related to any such audits and/or audit reports requested or deemed necessary for the compliance thereof; (vi) reasonable attorneys fees and advances other than in house lawyers of the Company, designated by Holders of the majority of the securities registered to represent all such Selling Holders in relation to such Registration (provided, however, that any Holder may, on its own account, and, at its expense, hire outside counsel to be represented in such registration); and (vii) reasonable experts fees and expenses hired in relation to such Registration when so required, but to the exclusion of Sale Expenses, if any, incurred by any Selling Holder. "Selling Expenses": means all underwriting discounts, selling fees and transfer taxes applicable to the sale of such Registrable Shares by any Selling Holder. "Securities Act": means the United States Securities of 1933, as amended. "Exchange Act": means the United States Securities Exchange Act of 1934, as amended. "Offering Maximum Amount": shall have the meaning set forth in
Section 3.2. "Required Number of Holders": means such Holders of 10,547,000 (ten million five hundred and forty seven thousand) Registrable Shares, and such number shall be adjusted by any distribution made by the Company on a pro rata basis among all such holders of Common Shares as a consequence of any capitalization of reserves or retained earnings or capital stock adjustment as prescribed by the Argentine Securities Commission. "Initial Public Offering": means the Initial Public Offering made by the Company of such Common Shares of the Company approved by the Board of Directors and registered with the SEC under the Securities Act. "Indemnified Parties": shall have the meaning set forth in
Section 7.1 under Paragraph VII. "Register", "Registered", and "Registration": make reference to the preparation and filing of the Registration Statement or like document in compliance with the Securities Act as well as the declaration or notification of effectiveness of such Registration Statement. "Rule 144" and "Rule 144A": mean the Rule 144 (Rule 144) or the Rule 144A (Rule 144A), respectively, approved by the SEC under the Securities Act, as amended from time to time. "SEC": means the United States Securities and Exchange Commission. "Registration Demand": shall have the meaning set forth in Section 2.1(c) under Paragraph II. "Holder": means each owner of Registrable Shares. "Selling Holder": means each Holder who sells Registrable Shares in accordance with the exercise of such demand rights granted to such Holder under Paragraph II or III hereof. "Relevant Transaction": means any relevant transaction that the Company or any of its subsidiaries agree or is bound to carry out, including any sale or purchase of assets or securities, financing, consolidation or merger, public offering or any other corporate business, and in relation to which the Board of Directors has reasonably decided in good faith that the performance of the provisions of this Section could reasonably (i) and substantially interfere with the capacity of the Company or its subsidiary to carry out such transaction at the appropriate time, or (ii) cause the Company to disclose relevant and confidential information or any relevant course of business prior to the respective date. II. REGISTRATION UPON DEMAND. 2.1. REGISTRATION DEMAND: (a) If an Initial Public Offering has not been completed as provided in Section 2.1(c), such Required Number of Holders shall be entitled, at any time, to cause the Company to furnish and the Company shall be bound to furnish a Registration Statement under the Securities Act in order to make an Initial Public Offering of Registrable Shares held by such Holders, provided that the aggregate valuation of the capital stock (on the basis of the minimum price of the range of prices of the public offering proposed in the valuation as set forth in
Section 2.1 (c) (ii)) of the Company be equal to or greater than US$ 350,000,000 (United States Dollars three hundred and fifty millions). (b) At any time and after the Initial Public Offering and subject to Section 2.1(c), the Required Number of Holders shall be entitled to cause the Company to carry out and the Company shall be bound to carry out the Registration of the Registrable Shares required by such Holders under a Registration Statement (together with the rights described in Section 2.1(a), the "Demand Rights"). (c) Such Demand Rights granted under Section 2.1 shall be subject to the following restrictions: (i) such Demand Rights shall be exercised by written notice served upon the Company (a "Registration Demand") stating that the requiring Holder agrees to sell, under a registration offer of Registrable

Shares, such Registrable Shares representing (a) in the case of the exercise of the first Demand Right, an advance placement amount of US$ 20,000,000 (United States Dollars twenty millions), estimated in accordance with the criteria of an internationally recognized dealer manager or underwriter on terms reasonable to the Company (provided, however, that a Dealer Manager is reasonably acceptable to the Company as long as such Dealer Manager is not a Holder or any of its Affiliates) indicating that it is reasonable to expect that the proposed registration offer shall be made at a price per share resulting from such advance placement amount and (b) upon the exercise of the following Demand Rights, an advance placement amount of US$ 20,000,000 (United States Dollars twenty millions) calculated on the basis of the market capitalization of the Company upon the exercise date of the Demand Right; (ii) only as of the date of approval of the public offering of the shares of the Company by the Argentine Securities Commission and the approval of the listing of the shares class D by the Buenos Aires Stock Exchange and only in the case of the first Registration Demand, a letter shall be enclosed to such Registration Demand which shall be addressed to the Company and subscribed by a dealer manager or underwriter internationally recognized, on terms reasonable to the Company (provided, however, that a Dealer Manager is reasonably acceptable to the Company, as long as such Dealer Manager is not a Holder or any of its Affiliates) indicating that according to its professional criteria it is reasonable to expect that the registration offer proposed shall be made at a price per share which shall amount to an aggregate value of capital equal to or greater than US$ 350,000,000 (United States Dollars three hundred and fifty millions); (iii) the Company shall not be bound neither to carry out nor to pay more than three (3) Registrations under this Section 2.1; and (iv) the Company shall not be required to make any registration under this Section 2.1 more than once during any period of twelve consecutive months. (d) Holders shall neither participate in an underwriting Registration under Section 2.1 (nor exercise its right to register Common Shares under Section 3.1 regarding any Registration) unless such Holder
(i) agrees to sell its Registrable Shares pursuant to a placement agreement executed with one or more Dealer Managers elected by the Company and (ii) makes and executes all the indemnities required by the placement agreements and other documents reasonably required under the terms and conditions of such placement agreements. 2.2. PRIORITY IN REGISTRATION: If any Registration, under Paragraph II, entails an issue offering and the Underwriter, regarding such offering, advises the Holders participating in such Registration that, in its opinion, the number of Common Shares that such Holders and any such other person intend to include in such Registration exceeds the maximum number of Common Shares that can be sold in such offering without having an adverse effect on the offering of the Common Shares, then the Company shall include in such Registration the number of Registrable Shares which inclusion in such Registration was required pursuant to this Paragraph II and Paragraph III and that in the opinion of such underwriter, can be sold without having the adverse effect as mentioned above. The reduced number of Common Shares shall be allocated on a pro rata basis among the Holders who participate in this Registration Demand pursuant to Section 2.1 and the Holders who have requested the registration of the Common Shares under
Section 3.1, on the basis of the number of Common Shares proposed to be sold by each of such Holders. III. INCIDENTAL

REGISTRATION. 3.1. PIGGYBACK REGISTRATION RIGHTS: Whenever the Company intends to register Common Shares under the Securities Act as stated in the Registration Statement, both in the event of primary public offering and placement of shares issued in favor of any owner of Common Shares of the Company (including, but not limited to holders of common shares class E which can only be registered if they had been converted into class D shares of stock upon their placement and sale to Third Parties as prescribed by Section Four, provided however that regarding shares of stock class A, B, and C, such shares cannot be registered in the United States of America), each Holder shall be entitled to cause the Company to register the Registrable Shares of such Holder, subject to the restrictions as set forth in Section 3.2. The Company shall give prompt notice in writing to all Holders regarding its intention to register such Common Shares and the rights of such Holders as prescribed in Article 3.1. At the written request of any Holder within fifteen (15) days as of the receipt of such notice (request which shall specify the Registrable Shares intended to be registered), the Company shall make the Registration of such Registrable Shares under the Securities Act. In case that the Company would have decided to make the Registration of new public shares on its own account (a) if, at any time after serving the notice in writing of its intention to register such Common Shares and before the Effective Date of the Registration Statement furnished in relation to such registration, the Company decides, for any reason whatsoever, not to proceed with the proposed registration, then the Company may, in its sole option, give notice in writing of such determination to the Holders requesting the registration as provided in
Article 3.1 and, thereinafter, it shall be released from its obligation to register such securities under such registration abandoned by the Company (but it shall not be released from its obligation to pay the respective Registration Expenses), without prejudice to the rights of any Holder to make a Registration Demand under Article 2.1; and (b) if the Registration entails an offering under a firm placement agreement executed by the Company, all Holders who require to include such Registrable Shares in the Registration to be made by the Company shall become a party to such placement agreements executed by the Company and the Dealer Managers so designated by the Company under the terms and conditions applicable to the Company, except for the obligation on the part of the Company to pay all Registration Expenses and any other differences, including any respective indemnification expenses under any primary, secondary or mixed offerings. 3.2. PRIORITY IN INCIDENTAL REGISTRATION: If any Registration, under Paragraph III, entails an issue offering by the Company and the Dealer Manager, of such offering, advises such Holders participating in such Registration that, in its opinion, the number of Common Shares that the Company, such Holders and any such other person intending to include shares in such Registration exceeds the maximum number of Common Shares that can be sold in such offering without having an adverse effect on the Common Shares being offered, (including, if applicable, the price at which the Company proposes to sell such Common Shares or other securities) (the "Maximum Amount of the Offering"), then the Company shall give the following priority in such Registration up to reach the Maximum Amount of the Offering: (x) first, all new Common Shares issued by an initial public offering which registration is proposed for its offering and sale by the Company and (y) all such Registrable Shares that Holders require to include in such Registration under Paragraph III and any other

Common Share which inclusion in such registration be proposed, provided however, that the Common Shares be allocated, if necessary, on a pro-rata basis among the Holders on the basis of the relative number of Common Shares that such Holders have required to include in such Registration. IV. EXPENSES. Except as stated in Sections 5.1 and 7.5., the Company shall pay any and all Registration Expenses related to each Registration of Registrable Shares required under the provisions hereof, regardless of whether the Registration Statement furnished in relation to such Registration becomes effective. Each Holder requiring the Registration of the Registrable Shares shall bear its own Selling Expenses. V. COMPLIANCE WITH REGISTRATION DEMANDS. 5.1. DECLARATION OF EFFECTIVE REGISTRATION: A Registration shall be deemed made under Paragraphs II or III once the Registration Statement has become effective and remains in effect for the time period as set forth in Article 6.1(b). Any Holder shall withdraw the registration so demanded at any time prior to the effectiveness of such Registration Statement by giving written notice to the Company. However, in the event that any Holder withdraws shares from the Registrable Shares which are required to be registered in accordance with Paragraph III, then such Holder withdrawing such shares shall be responsible for reimbursing the Company for any filing fee incurred by the Company as a result of conducting the registration in the name of such Holder withdrawing such shares. The registration demand required under Paragraph II shall not be valid if (i) after the effectiveness of Registration Statement, such Registration is subject to any injunctive relief or like order of the SEC or any other government agency or court and for any reason whatsoever it could not be discharged, provided that it is not the result of an action or omission on the part of the Holders requiring such Registration or
(ii) the specific conditions for the closing are not met as specified in the underwriting agreement executed in relation to such Registration, provided that they are not the result of an action or omission on the part of the requiring Holders. 5.2. RELEVANT TRANSACTION: (a) The Company may delay for a time period up to ninety (90) days (i) the filing or the effective date of any Registration Statement under Section II or (ii) the preparation of any supplemented or amended offering memorandum as provided in Article 6.1(e), upon any Relevant Transaction or if it remains unclosed at such time. Likewise, the Company shall be entitled to delay for a time period of up to ninety (90) days the filing of any Registration Statement as provided in Article 2.1 after the receipt of a Registration demand should the Company has or would have the intention to conduct a subscription public offering authorizing Holders to participate in a public offering of Common Shares as provided in Article 3.1. In the event of such a delay, the time periods set forth in Paragraphs II and III shall be announced during such delay regarding the filing of any Registration Statement or the issuance of any supplemented or amended offering memorandum. (b) In the event that the Company delays the filing of any Registration statement or the issuance of any supplemented or amended offering memorandum, then it shall give notice to all Holders participating in such Registration informing the delay as stated above and that the Relevant Transaction remains pending. No Holder shall request a Registration under Paragraph II until, under item (c) above, the Company has given notice to such Holder of the fact that the respective Relevant Transaction has been publicly announced by the Company or that it has not been closed. (c) In the event that the Company delays the filing of any Registration statement or the issuance of any supplemented or amended offering memorandum under this
Article 5.2 and such Relevant Transaction has been publicly announced thereinafter by the Company and not closed, then the Company shall give prompt notice to all Holders participating in the Registration of such fact and thereinafter any of them may exercise the right to demand the Registration under Paragraph II immediately after having been notified in this regard. (d) The Company may not delay the filing of any Registration statement under Article 5.2 for a time period greater than one hundred and eighty (180) days in any period of twelve consecutive months and the suspension of the filing of any Registration statement under this Article 5.2 shall not impair such right of Holder to require the Company to make the Registration of the Registrable Shares of the Holder under Paragraph II hereof at a later date. VI. REGISTRATION PROCESS. 6.1. In the event that the Company be required to make the Registration of Common Shares under the Securities Act as provided herein, the Company shall promptly (a) prepare and furnish with the SEC a Registration Statement in relation to such Common Shares of any class whatsoever that the Company has required to register at such time or that the legal counselor of the Company deems appropriate and it shall use its best efforts to make such Registration Statement; provided, however, that before such filing, the Company shall provide the legal counsel designated by the holders of Registrable Shares to be included in such Registration with copy of all documents to be required to be submitted, which shall be subject to an immediate review by such legal counsel; (b) prepare and furnish with the SEC all supplements and amendments deemed necessary both to such Registration Statement and the offering memorandum used in relation thereto in order to comply with the provisions laid down by the Securities Act as to the disposition of all the securities included in Registration Statement and use its best efforts to have such Registration statement come into force and remain in effect prior to whichever is earlier of (i) the sale of all Registrable Shares or in the case of a firm placement offering, until each Dealer Manager has completed the distribution of all the Registrable Shares included in such offering and (ii) three (3) months after the date in which such Registration statement comes into force; (c) provide each Holder Seller with the amount of copies of the Registration Statement and supplements and amendments (in all cases including the respective exhibits), the offering memorandum included in the Registration Statement (including any preliminary offering memorandum with their respective supplements and amendments) as well as any other document that such Holder may reasonable request; (d) use its best efforts to register or rank such Common Shares included in such Registration Statement under any state securities laws of the United States with jurisdiction within the United States of America and their possessions and territories as long as they are reasonably appropriate for the distribution of Common Shares included in such Registration Statement, provided, however, that the Company is not required, for such reason, to be eligible to carry out such transactions as if it were a foreign company in any jurisdiction where under the requirements of this Article 6.1(d), would not be eligible to carry out such transactions, likewise, it shall neither be subject to any tax regime of such jurisdiction nor to consent any court notice in such jurisdiction; (e) give prompt notice to each Holder of such Common Shares included in such Registration Statement, (i) whenever such Registration Statement or the supplements or amendments thereof have been filed and in the case that the Registration

Statement or any subsequent amendment be declared effective, (ii) the issuance of any order suspending the effectiveness of such Registration Statement (and the Company shall use its best efforts to obtain a revocation of such order on an urgent manner) and (iii) whenever it is necessary, at any time, to furnish an offering memorandum related to such Registration Statement under the Securities Act regarding the time when the Company takes cognizance of the fact that the offering memorandum included in the Registration Statement, then in force, includes or may include an untrue statement of a material fact or omits or may omit the determination of a material fact which is required to be established in such offering memorandum or which is necessary for the statements contained thereat not be misleading under the circumstances in which they were made and at the request of the Holder, prepare and furnish to the latter a number of copies as deemed necessary of the supplemented or amended offering memorandum so as, when thereinafter delivered to the buyers of such Common Shares, it does neither include an untrue statement of a material fact nor omit any determination of a material fact necessary for the statements contained thereat, under the circumstances in which they were made, not be misleading; (f) otherwise, use its best efforts to comply with all applicable rules and regulations of the SEC and furnish the Holders immediately (but not within a time period exceeding the eighteen months) after the Registration Statement becomes effective, an income statement under Section 11(a) of the Securities Act as amended; (g) provide, upon the written request of any Holder who requires the Registration under Paragraph II, an "audit report" prepared by the public accountants of the Company on customary and usual terms including such matters related to such Registration Statement which are customarily dealt with in such reports and as they could be reasonably required by the subscriber or the Holders of the majority of the Registrable Shares included in such Registration Statement, if applicable, and (h) use its best efforts to file such Registrable Shares included in such Registration Statement in any stock market where such Common Shares are traded; (i) acquire and perform its obligations under the agreements customarily executed (including underwriting agreements) and take any and all such steps as deemed reasonable in order to effect or accelerate the disposition of such Common Shares, including but not limited to, in the case of an underwriting Registration, participate in meetings with potential investors or analysts of securities (including road shows) and (j) coordinate with the Selling Holders the production of information related to such Holders, which in the reasonable judgment of such Holders and their legal counsels, should be included in the Registration Statement. The Company shall cause, as conditions precedents to its obligations to take any step under this Section, each Holder who required the registration to provide the Company with such information related to such Holder (regarding disclosure requirements related to the Registration and the distribution of Common Shares) and the Registrable Shares that such Holder represents as long as it would be reasonably required by the Company from time to time in this regard. VII. OBLIGATIONS IN RELATION TO REGISTRATION-EXEMPT SALES. ADRS PROGRAMS. 7.1. The Company shall be bound to take all steps as deemed necessary so as the holders of Registrable Shares representing in the aggregate, at least, two per cent of the capital stock of the Company can fall within the scope of the benefits of the rules and regulations of the SEC which allow the sale or public placement of Registrable

Shares or American Depositary Receipts, ("ADRs") representing Registrable Shares, without the need of Registration. To such end, the Company shall (i) provide and maintain at all times available public information under Rule 144 as provided in the Securities Act; (ii) submit with the SEC from time to time such information and documents that the Company shall be bound to submit under the Securities Act and the Exchange Act once the Company is subject to such information requirement; (iii) provide at the request of any Holder of Registrable Shares (a) a sworn statement regarding the performance on the part of the Company of the information duties as laid down in Rule 144 and Securities Act and Exchange Act, (b) a copy of the latest annual or quarterly balance sheet and (c) any such information, reports, and documents, including but not limited to, documents submitted before the SEC or controlling authorities of any other jurisdiction, required by the Holder of Registrable Share in order to comply with the requirements as laid down by any rule or regulation of the SEC which enables such Holder to sell or place its Registrable Shares without the need of Registration. 7.2. The Company shall provide in writing the Holders of Registrable Shares (representing, in the aggregate, at least two (2%) of the capital stock of the Company), upon request, with the information of the Company as described under Rule 144A(d)4. Likewise, the Company shall cooperate and assist such Holder or any member of the PORTAL system of the National Association of Securities Dealers, Inc. to request trading approval as regards to the Registrable Shares or respective ADRs, through PORTAL. 7.3. At the request of the Required Number of Holders, the Company shall sponsor an issuance program of ADRs representing Registrable Shares (which shall be deposited at the Depositary Institution in the form of ADRs), for the placement thereof under Rule 144A. To such end, the Company shall execute within thirty (30) days as of the request of the Required Number of Holders an escrow agreement under market conditions with a recognized Depositary Institution authorized to issue ADRs under which the Registrable Shares shall be included which Holders intent to participate in such program. Holder's rights under this Article 7.3. shall be exercised without limitation, at any time, until the fifth computed anniversary of the approval of the public offering of the Common Shares, provided that the capital stock of the Company is (calculated on the basis of the listing price of the class D shares) of at least U$S 250,000,000 (United States Dollars two hundred fifty thousand millions), except that as of the approval date of the public offering of the shares of the Company by the Argentine Exchange Commission and the approval of the Buenos Aires Stock Exchange for the listing of shares class D, the obligation of the Company under Article 7.3 shall be subject to an additional requirement establishing that the Holders shall enclose a letter addressed to the Company subscribed by a dealer manager or an underwriter internationally recognized, reasonably acceptable to the Company (provided however that a Dealer Manager is reasonably acceptable to the Company), stating that according to its professional criteria it is reasonable to expect that the ADRs placement offer proposed shall be made at a price per share which shall amount to an aggregate capital value equal to or greater than US$ 250,000,000 (United States Dollars two hundred and fifty thousand millions).
7.4. The Company shall provide the Holders who are participating in the ADRs sale with all the assistance as deemed necessary or convenient for the placement thereof, including, but not limited to the preparation of an informative offering memorandum and any such other document as deemed convenient. 7.5. All costs and expenses in connection with the obligations set forth in Articles 7.3. and 7.4. VII, including but not limited to those arising from the assumption of indemnification obligations, shall be borne by the Company while all costs and expenses arising from the obligations set forth in Articles 7.1. and 7.2., shall be borne by such holders who exercise the right as prescribed in VII. VIII. INDEMNIFICATION. 8.1. INDEMNIFICATION BY THE COMPANY: Upon the Registration of any of the Common Shares under the Securities Act as provided in Paragraphs II and III, the Company shall indemnify and hold harmless each Holder of Registrable Shares included in such Registration, its directors, officers, employees, agents and any other person, if any, controlling such Holder under the Securities Act (and the directors, officers, employees and agents of such controlling person) (jointly, the "Indemnified Parties") against any and all loss, claim, damage or obligation, either jointly or severally, and any other expense incurred by any such Indemnified Party under the Securities Act, Exchange Act or any other applicable act, as long as any such losses or damages or obligations (or any other action or litigation related thereto, regardless the Indemnified Party has become party thereto) result from or are based on an untrue statement in relation to any material fact included in a Registration Statement under which such Common Shares were filed under the Securities Act, any preliminary or final offering memorandum or abstract thereof included in such Registration Statement or any amendment or supplement to such Registration Statement or any omission of the determination of a material fact which was therein required or necessary for the statements contained therein under the circumstances in which they were made were not misleading; and the Company shall reimburse such Indemnified Party for all legal expenses and other costs reasonably incurred by such Indemnified Party and related to the investigative process or defense of such loss, claim, damages, obligations, actions or litigation; provided however that the Company shall not be responsible to the Indemnified Party in such cases where such losses, claims, damages, obligations (or action or litigation related thereto) or any other expense resulting from or based on any untrue statement or omission made in such Registration Statement, or in any other preliminary or final offering memorandum or abstract thereof, or in any amendment or supplement thereto in accordance with the written information of such Indemnified Party submitted to the Company by the Indemnified Party to be expressly used in the preparation of such Registration Statement. Such indemnity shall remain in force regardless any inquiries made by or on account of such Holder or Indemnified Party and it shall prevail over the transfer of such Common Shares on the part of such Holder. 8.2. INDEMNIFICATION BY THE HOLDERS: Each Holder who requires or participates in a Registration, either jointly or individually, shall indemnify and hold harmless (in the same manner and subject to Article 7.1) the Company and any other Holder who requires or participates in a Registration and any of its respective directors, officers, employees, agents and controlling persons (and the directors, officers, employees, agents of such controlling person) regarding an untrue statement in relation to any material fact included in a Registration Statement under which such Common Shares were filed in accordance with the Securities Act, or any preliminary or final offering memorandum or abstract thereof included in such Registration Statement or any amendment or supplement to such Registration Statement or any omission of the determination of a material fact which was required therein or be deemed necessary for the statements made therein under the circumstances in which they were made were not misleading, as long as such statement or alleged statement or omission has been made pursuant to written information regarding such Holder furnished to the Company by such Holder to be expressly used in the preparation of such Registration Statement, preliminary or final offering memorandum or abstract thereof or amendment or supplement, provided however that no Holder shall be responsible under Article 8.2 for any amount exceeding the net proceeds received by such Holder for the sale of the Common Shares included in the Registration Statement being, in this regard, the cause of action of such indemnification. Such indemnity shall remain in force regardless any inquiry made by or on account of the Company or any Holder, its respective directors, officers, employees, agents or controlling persons and it shall prevail over the transfer of such Common Shares on the part of such Holder. 8.3. NOTICES OF CLAIMS, ETC.: Pursuant to the provisions herein, once the Indemnified Party is served a written notice of the commencement of any action or litigation based on a potential claim seeking compensation to be filed under this Paragraph VII, it shall, on an urgent manner, proceed, provided a claim is filed against the Indemnifying Party, to serve written notice of the commencement of the action upon the Indemnifying Party, provided, however, such non-performance by the Indemnified Party, regarding the service of notice as stated herein shall not release the Indemnified Party of its obligations under Section 8.1 or 8.2, except that the Indemnifying Party suffers material damages as a result of such failure to serve notice. Unless otherwise stated herein, in the case that an action or litigation of such nature is filed against the Indemnified Party, the Indemnifying Party shall be entitled to conduct and implement its defense under such circumstances, either together with any other Indemnifying Party upon whom notice was served in the same manner and as long as it desires to do so with a legal counsel reasonably acceptable to the Indemnified Party. After the notice given by the Indemnifying Party to such Indemnified Party regarding the option to conduct its defense under such circumstances, the Indemnifying Party shall neither be responsible nor be liable to the Indemnified Party for any costs of litigation or any other expenses other than investigative proceeding expenses as deemed reasonable in which the latter would incur thereinafter in relation to such defense. In the case that the legal counsel of the indemnified Party advises that a legal counsel held in common between both parties could generate a conflict of interests between the Indemnified party and the Indemnifying Party, then the Indemnified Party may hire another legal counsel reasonable to the Indemnifying Party to conduct the defense of such Indemnified Party in the action or litigation in question. However, in all cases, the Indemnifying Party shall not bear reasonable fees and expenses incurred due to hiring more than one attorneys' office, for all Indemnified Parties (and no more than one local attorneys' office for all Indemnified Parties) in such action or litigation. Neither Indemnifying Party shall give its consent to any court decision or settlement which does not include as a condition precedent a waiver of liability and obligation as regards to such claim or disputed issue, granted by the plaintiff in favor of such Indemnified Party. IX. TERM. The term during which class D shareholders may exercise such rights as granted hereunder, elapses ten
(10) years counted as of the issuance date of class D shares as mentioned in

Section Four. Notwithstanding, the Registrable Shares shall forfeit Registration Rights whenever (a) a Registration Statement regarding such sale of Common Shares be valid under the Securities Act and such securities would have been disposed under such Registration Statement, (b) such Registrable Shares would have been sold by means of a distribution to the public in the United States,
(c) such Registrable Shares would cease to be outstanding, or (d) such Registrable Shares would not require Registration or ranking under the Securities Act in relation to the sale or distribution to the public in the United States of America.

I hereby certify the foregoing to be a true and accurate translation from Spanish into English of the document I had before me, in Buenos Aires on this 9th. day of December of 2003.

Certifico que lo que antecede es traduccion fiel del castellano al ingles del documento que tuve a la vista y al cual me remito, en Buenos Aires a los 9 dias de diciembe de 2003. (Tomo 28 carillas)